Exhibit 10.19

ENGLE PROGENY LITIGATION SETTLEMENT AGREEMENT
THIS SETTLEMENT AGREEMENT (this “Agreement”), is made and voluntarily entered into as of October 22, 2013, by, between and among: (a) Liggett Group LLC (“Liggett”) and Vector Group Ltd. (“Vector”), which are defendants in certain Engle Progeny Actions (as defined in Section I), on the one hand, and (b) Plaintiffs’ Coordinating Counsel (as defined in Section I below), The Wilner Firm (as defined in Section I), and The Wilner Firm’s clients who are plaintiffs in certain federal and state Engle Progeny Actions (collectively, the “Participating Plaintiffs” as defined in Section I) on the other hand.
WHEREAS, Liggett and Vector (individually, a “Settling Defendant” and jointly, the “Settling Defendants”), the Participating Plaintiffs, The Wilner Firm and Plaintiffs’ Coordinating Counsel (each referred to herein as a “Party” or collectively as the “Parties”) desire to enter into this Agreement to fully, finally and forever resolve all claims and disputes between, and only between, them concerning, relating to, or arising from the Engle Progeny Actions in accordance with the terms and conditions of this Agreement;
NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

I.	DEFINITIONS (not otherwise set forth in the body of the Agreement)

A.
“CPI%” means the actual total percent change in the Consumer Price Index – All Urban Consumers, as published by the Bureau of Labor Statistics of the U.S. Department of Labor (“DOL”), during the calendar year immediately preceding the year in which the Annual Payment (described in Section IV(B)(2)(a)(iii)) is due. For example, if the Consumer Price Index for December 2023 (as released by DOL) is 2% higher than the Consumer Price Index for December 2022 (as released by DOL), then the CPI% for the Annual Payment due in 2024 would be 2%.

B.	“Effective Date” of this Agreement shall be October 22, 2013.

C.
“Engle Progeny Action” shall mean any litigation that has been, or could be, brought in federal and/or state courts pursuant to the Florida Supreme Court’s decision in Engle v. Liggett Group, Inc., et al., 945 So. 2d 1246 (Fla. 2006).

D.	“Non-Responsive Plaintiff” has the meaning set forth in Section II(C).

E.	“Non-Settling Defendant” shall mean a defendant in any of the Engle Progeny Actions that is not a Party to this Agreement.

F.
“Non-Wilner Plaintiffs” shall mean plaintiffs in Engle Progeny Actions represented by counsel other than The Wilner Firm that are participating in or subject to a separate settlement agreement with Settling Defendants.

G.	“Participating Plaintiff” shall mean a plaintiff in any Engle Progeny Action that is identified on Exhibit A hereto.

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H.
“Person” or “persons” identified herein (including, without limitation, the Releasors, or any Participating Plaintiff or Non-Responsive Plaintiff, counsel, attorney, agent or representative) shall mean individuals and entities, whether public, private or governmental, including, but not limited to, any natural person, corporation, limited liability company, partnership, proprietorship, firm, association, company, and joint venture, and their respective members, shareholders, directors, officers, successors, heirs, estates, survivors, minor children, agents, representatives, personal representatives, affiliates, entities, administrators, executors, trusts, attorneys, designated payees and assigns.

I.	“Plaintiffs’ Coordinating Counsel” shall mean Grossman Roth, P.A., Suite 1150, 2525 Ponce de Leon Blvd., Coral Gables, FL 33134.

J.
“Released Claims” shall mean any and all actions, causes of action, suits, damages, sums of money, accounts, injuries, claims, benefits and demands of any type whatsoever, including, without limitation, those for damages, costs, losses (whether compensatory, exemplary and/or punitive damages), expenses or any other liabilities, whether based in tort, contract, breach of warranty, breach of duty, negligence, strict liability, failure to warn, fraud, deceit, concealment, conspiracy, statute, equity, or any other theory of recovery, that arise, concern or relate to the Releasors’ Engle Progeny Action, or arise, concern or relate to any use of, exposure to, and/or manufacturing, sale and/or marketing of, cigarettes, cigarette smoking or tobacco, that Releasors had in the past, now have, may have or which may hereafter accrue, be claimed, or otherwise be acquired in the future against any and all of the Released Parties, whether known or unknown, matured, latent or unmatured, filed or unfiled and whether accrued or not, along with any derivative or related claim(s) belonging to spouses, estates or survivors, such as wrongful death, loss of maintenance, support, companionship and/or services, loss of net accumulations, and/or loss of consortium.

K.
“Released Parties” shall mean Liggett Group LLC and Vector Group Ltd., and each of their respective parents, subsidiaries, predecessors, successors, assigns, administrators, affiliates, stockholders, directors, members, officers, attorneys, insurers, representatives and agents.

L.
“Releasor” or “Releasors” shall mean the Participating Plaintiff or Non-Responsive Plaintiff, and their respective successors, heirs, estates, survivors, minor children, agents, representatives, personal representatives, affiliates, entities, administrators, executors, trusts, attorneys, designated payees and assigns, or in the capacity as a personal representative, administrator, executor, trustee, agent or representative of an estate, a survivor, or any other person or entity.

M.
“Settlement Fund Matrix” shall be established by The Wilner Firm, and sets forth how the Settlement Proceeds (as defined in Section IV(B)) are to be allocated and distributed to and among the Participating Plaintiffs and the Non-Responsive Plaintiffs subject to the terms and conditions herein.

N.
“The Wilner Firm” shall mean Norwood S. Wilner, Esq. and/or The Wilner Firm, P.A., 444 E. Duval Street, Jacksonville, FL 32202, along with co-counsel engaged by The Wilner Firm as identified on Exhibit D hereto.

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O.
“Tier Zero Plaintiff” shall mean a Participating Plaintiff that asserts that the smoker at issue in the respective Engle Progeny Action did not use Liggett Brand cigarettes or used only a de minimis quantity of Liggett brand cigarettes and therefore qualifies as a Tier Zero Plaintiff pursuant to the Settlement Fund Matrix with each to receive $1,250.00 as their share of the Settlement Proceeds as defined in Section IV(B).

II.	THE PARTICIPATING PLAINTIFFS

A.
The Wilner Firm represents, warrants and agrees that, except for the Non-Settling Plaintiffs (as defined in Section II(B)), each of its clients who are plaintiffs in Engle Progeny Actions, or have or may have claims relating to any Engle Progeny Action, agree to be bound by the terms and conditions of this Agreement and are all correctly identified on Exhibit A, including, as to each Participating Plaintiff: (i) the correct full name for the Participating Plaintiff; (ii) the case name(s), number(s) and venue(s) sufficient to identify any and all Engle Progeny Actions brought by, or on behalf of, the Participating Plaintiff; (iii) whether the Participating Plaintiff qualifies as a Tier Zero Plaintiff; and (iv) whether the Participating Plaintiff was dropped and/or dismissed as a party or plaintiff to an Engle Progeny Action, or was a party to an Engle Progeny Action that was dismissed, prior to the Effective Date, and such dropping and/or dismissal is or may be subject to appeal or further judicial review (the “Appealing Plaintiffs”). The Wilner Firm shall obtain the Social Security Number, Health Insurance Claim Number (“HICN”) or any other information that is necessary for each of the Participating Plaintiffs for purposes of satisfying Medical Expense Liens and/or allocating Settlement Proceeds (as set forth in Sections IV, VI and VII hereto), or resolving any other issue reasonably necessary to effectuate the terms and conditions of this Agreement. A Participating Plaintiff may designate a contingent payee to receive Settlement Proceeds on his or her behalf in the event that the Participating Plaintiff predeceases the completion of the Annual Payments. If no payee is designated for a Participating Plaintiff, then any further payment as to that Participating Plaintiff pursuant to this Agreement will be payable to his or her estate.

B.	Non-Settling Plaintiffs. The following persons are “Non-Settling Plaintiffs” and are not Participating Plaintiffs subject to this Agreement:

1.
Any person who was or is a party to an Engle Progeny Action that resulted in a judgment against a Settling Defendant, whether or not such judgment was final, prior to the Effective Date of this Agreement;

2.
Any person who was or is a party to an Engle Progeny Action that, prior to the Effective Date of this Agreement, dropped and/or dismissed the Settling Defendants from their respective Engle Progeny Action with prejudice and/or executed a written settlement agreement with Settling Defendants, with the exception of those certain persons (identified by asterisk on Exhibit A hereto), who agreed to be Participating Plaintiffs in connection with a written settlement agreement with a Settling Defendant or Settling Defendants prior to the Effective Date of this Agreement;

3.	Any person who was dropped and/or dismissed with prejudice as a party or plaintiff to an Engle Progeny Action, or was a party to an Engle Progeny

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Action that was dismissed with prejudice, prior to the Effective Date of this Agreement, and such dropping or dismissal is not, and cannot be, the subject of any appeal or further judicial review;

4.	Any Non-Wilner Plaintiffs.

C.
Non-Responsive Plaintiffs. The “Non-Responsive Plaintiffs” are persons, if any, who are plaintiffs that are represented by The Wilner Firm in an Engle Progeny Action who: (i) are not identified as a Participating Plaintiff on Exhibit A; (ii) are not Non-Settling Plaintiffs pursuant to Section II(B); and (iii) could not be located or contacted by The Wilner Firm to confirm whether they wish to participate, join, or opt-out of joining in this Agreement. On or before the Effective Date, The Wilner Firm shall either represent and certify in writing that there are no Non-Responsive Plaintiffs (in the form set forth at Exhibit B1), or shall represent, warrant and agree that Exhibit B2 hereto is a full and complete list of any and all Non-Responsive Plaintiffs, including their respective: (i) correct full name for the Non-Responsive Plaintiff; and (ii) the case name(s), number(s) and venue(s) sufficient to identify any and all Engle Progeny Actions brought by, or on behalf of, the Non-Responsive Plaintiff. On or before sixty (60) days after the Effective Date, Non-Responsive Plaintiffs may join this Agreement subject to all of the terms and conditions hereto, and shall thereafter be deemed a Participating Plaintiff. If a Non-Responsive Plaintiff does not join this Agreement on or before sixty (60) days after the Effective Date, they remain eligible for a Non-Responsive Plaintiff Settlement Payment in accordance with Section III(B). The addition, joinder or non-joinder of any Non-Responsive Plaintiff to this Agreement shall not increase or decrease the amount of the Settlement Proceeds.

D.	The Wilner Firm hereby represents, warrants and agrees that:

1.
The Wilner Firm is authorized by each and every one of their Participating Plaintiffs to: (i) accept the terms of this Agreement on their behalf; (ii) drop or dismiss the Settling Defendants (and only Settling Defendants) from each and every one of the Participating Plaintiffs’ respective Engle Progeny Actions with prejudice; and (iii) settle, resolve, acquit, remise, discharge and forever release the Released Parties from any and all of the Participating Plaintiffs’ Engle Progeny Actions and the Released Claims;

2.
The Wilner Firm has used best efforts to contact and provide notice of the material terms and conditions of this proposed settlement and this Agreement to all persons that are believed by them in good faith to be, or represent the interest of, their clients who are plaintiffs in the Engle Progeny Actions.

3.
The Wilner Firm represents, warrants and agrees that it has used best efforts to contact and secure a response as to their desire to participate in this Agreement from each and every one of their clients who are identified as Non-Responsive Plaintiffs; and

4.
Notwithstanding that there may be other or additional counsel representing some or all of the Participating Plaintiffs or the Non-Responsive Plaintiffs in any of the Engle Progeny Actions or for any other matters, The Wilner Firm

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represents that no other counsel, attorney, or law firm needs to be consulted by them, or any of the Participating Plaintiffs or Non-Responsive Plaintiffs they represent, in order to enter into this Agreement.

III.	RELEASE, DISMISSAL OF CLAIMS AND COVENANT NOT TO SUE

A.
In consideration of the terms and conditions herein, each and every Participating Plaintiff shall execute a Release and Covenant Not to Sue in the appropriate form attached hereto at Exhibit C (the “Release”), and The Wilner Firm shall: (i) as to Participating Plaintiffs’ Engle Progeny Actions pending in Florida state courts, execute a Notice of Dropping the Settling Defendants With Prejudice, from each of the Participating Plaintiffs’ respective Engle Progeny Actions, in the appropriate form attached hereto at Exhibit E (the “Dropping Notice”), or, in circumstances where Liggett and/or Vector are the sole defendants in the Engle Progeny Action at issue, by a Notice of Voluntary Dismissal With Prejudice of the Engle Progeny Action, in the appropriate form attached hereto at Exhibit F (the “Dismissal Notice”); and (ii) as to the Participating Plaintiffs’ Engle Progeny Actions pending in federal courts, shall execute a joint motion for voluntary dismissal with prejudice, with the law firm of Kasowitz Benson, Torres & Friedman LLP (“KBTF”), counsel for the Settling Defendants, seeking an order from the court to dismiss the Settling Defendants from the Engle Progeny Actions in the federal courts with prejudice, in the form attached hereto as Exhibit G1 for individual Engle Progeny actions and in the form attached hereto as Exhibit G2 for multiple Engle Progeny Actions (the “Joint Motions of Dismissal”). The Wilner Firm shall secure fully executed Releases and shall prepare, execute and deliver the Dropping Notices, Dismissal Notices and the Joint Motions for Dismissal from and on behalf of each Participating Plaintiff, along with all further documentation required by a court to effectuate the release and dismissal of the Released Claims.

1.
With respect to all Participating Plaintiffs other than those described in Sections III(A)(2) and III(A)(3), The Wilner Firm shall deliver the fully executed Releases and Dropping Notices, Dismissal Notices and the Joint Motions of Dismissal for each of those Participating Plaintiffs to Plaintiffs’ Coordinating Counsel no later than fourteen (14) days after the Effective Date, to hold in escrow until such time as that portion of the Settlement Proceeds set forth in Section IV(B)(2)(a)(i) is paid by Liggett to the Settlement Fund, after which time Plaintiffs’ Coordinating Counsel shall deliver the Dropping Notices, Dismissal Notices and Joint Motions of Dismissal to KBTF for filing with the appropriate court. Plaintiffs’ Coordinating Counsel shall notify KBTF of receipt of the documents and hold the Releases in escrow until the last payment under Sections IV(B)(2)(a)(ii) and (iii) is made by Liggett, after which the Releases shall be delivered to Liggett.

2.
With respect to all Tier Zero Plaintiffs (except the Appealing Plaintiffs), The Wilner Firm shall deliver the fully executed Dropping Notices, Dismissal Notices and the Joint Motions of Dismissal for each of those Participating Plaintiffs to Plaintiffs’ Coordinating Counsel no later than fourteen (14) days

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after the Effective Date, to hold in escrow until such time as that portion of the Settlement Proceeds set forth in Section IV(B)(2)(a)(i) is paid by Liggett to the Settlement Fund, after which time Plaintiffs’ Coordinating Counsel shall deliver the Dropping Notices, Dismissal Notices and Joint Motions of Dismissal to KBTF for filing with the appropriate court. No later than fourteen (14) days after Liggett makes the first Annual Payment pursuant to Section IV(B)(2)(a)(i), each Tier Zero Plaintiff (including, without limitation, the Appealing Plaintiffs) shall receive a check in the amount of $250.00 from the Settlement Fund that shall constitute the first installment of their share of the Settlement Proceeds (the “Tier Zero Check”). The Tier Zero Check shall contain the Release above the endorsement line, in a format and with language acceptable to the Settling Defendants, and shall be accompanied by a letter from The Wilner Firm explaining the terms and conditions of the settlement and effect of the Release. Each Tier Zero Plaintiff shall effectuate the Release upon the endorsement of their respective Tier Zero Check. With the assistance of the Settlement Fund administrator, Plaintiffs’ Coordinating Counsel shall collect the Tier Zero Checks after they are endorsed and deposited by the Tier Zero Plaintiffs, and then notify KBTF as to which Tier Zero Checks were collected and the total amount of those Tier Zero Checks (the “Tier Zero Lump Sum”) and hold the Tier Zero Checks in escrow until the last payment under Sections IV(B)(2)(a)(ii) and (iii) is made by Liggett, after which time they shall be delivered to Liggett.

3.
With respect to the Appealing Plaintiffs, The Wilner Firm shall, in the event that an appellate or reviewing court reinstates in whole or in part their respective claims or actions in any manner, deliver the appropriate, fully executed Releases, Dropping Notices, Dismissal Notices and the Joint Motions of Dismissal for each of those Participating Plaintiffs to KBTF no later than thirty (30) days after the date of the decision, opinion or order giving rise to such reinstatement, and KBTF shall file the Dropping Notices, Dismissal Notices and Joint Motions of Dismissal with the appropriate court.

4.
With respect to persons identified as Non-Responsive Plaintiffs, if any, The Wilner Firm shall, on behalf of the Non-Responsive Plaintiff, execute the appropriate Dropping Notices, Dismissal Notices or Joint Motions of Dismissal and deliver them to KBTF no later than fourteen (14) days after the Effective Date of this Agreement, to hold in escrow until such time as that portion of the Settlement Proceeds set forth in Section IV(B)(2)(a)(i) is paid by Liggett to the Settlement Fund, after which KBTF shall file them with the appropriate court.

B.
In consideration for the dropping or dismissal of the Settling Defendants with prejudice from their respective Engle Progeny Actions as set forth in Section III(A), an amount of the Settlement Proceeds, to be determined exclusively by The Wilner Firm, shall be set aside from the Settlement Fund for the benefit of the Non-Responsive Plaintiffs. Such Settlement Proceeds shall be allocated to and among the Non-Responsive Plaintiffs, exclusively by The Wilner Firm, as payment to each in accordance with the Settlement Fund Matrix subject to Sections IV, VI and VII hereto

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(the “Non-Responsive Plaintiff Settlement Payment”). The Non-Responsive Plaintiff Settlement Payments shall be held in escrow by the administrator of the Settlement Fund designated by Plaintiffs’ Coordinating Counsel, in trust, until such time as the Non-Responsive Plaintiff, or their legal representative, is located or comes forward to claim their Non-Responsive Plaintiff Settlement Payment and executes the Release.

C.
As of the Effective Date, The Wilner Firm will, for and on behalf of the Participating Plaintiffs and Non-Responsive Plaintiffs, cease to prosecute, and hereby agree to a standstill of any further litigation activity concerning the Settling Defendants (but only with respect to the Settling Defendants) in any Engle Progeny Action, unless and until this Agreement is terminated by the Settling Defendants.

D.
The Wilner Firm represents that they have advised each Participating Plaintiff regarding the effect of the Release, and each understands that they are releasing and covenanting not to sue the Released Parties with respect to the Released Claims including, among other things, any past, present, future, known or unknown, latent and/or un-matured injury relating in any way to, or arising from, the use of, exposure to, and/or manufacturing, sale and/or marketing of, cigarettes or tobacco products, including, without limitation, claims unrelated in whole or in part to current actual or alleged injuries. Furthermore, as of the Effective Date, The Wilner Firm represents that each Participating Plaintiff acknowledges that they may not know of any or all injuries relating in any way to the use of, exposure to, and/or manufacturing, sale and/or marketing of, cigarettes or tobacco, and knowingly and voluntarily agree to release, and covenant not to sue, the Released Parties, with respect to all such past, present, future, unknown, latent and/or un-matured injuries, if any.

E.
The Wilner Firm and the Participating Plaintiffs agree and consent to the execution, delivery and filing of the Dropping Notices, Dismissal Notices and Joint Motions of Dismissal pursuant to this Section irrespective of whether the Participating Plaintiff, whose Engle Progeny Action is the subject of such Notice or Motion, has executed, delivered or effectuated a Release.

F.
The Wilner Firm may utilize the administrator of the Settlement Fund designated by Plaintiffs’ Coordinating Counsel to assist in the collection of the Releases and the endorsed Tier Zero Checks. Notwithstanding, The Wilner Firm shall remain responsible for obtaining and delivering executed Releases for all of the Participating Plaintiffs as required by Section III, including, without limitation, the Releases for all Tier Zero Plaintiffs.

G.
The Wilner Firm agrees to indemnify, defend and hold harmless the Released Parties, from and against any and all claims and/or legal actions that may be asserted by any Participating Plaintiff who has not provided a Release, objects to or disputes the release or dismissal of their claims and/or asserts that they are not bound by the terms of this Agreement. Liggett may deduct and/or withhold any Settlement Proceeds, or recover from the Settlement Fund any Settlement Proceeds that Liggett had already paid to the Settlement Fund, to reimburse Liggett and/or reimburse any fees, costs,

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expenses, attorneys’ fees or payments made to or by Liggett as a result of any such claims and/or legal actions by any Participating Plaintiff.

H.
The Wilner Firm represents that the person executing or effectuating the Release is the Participating Plaintiff in the respective Engle Progeny Action. In any Engle Progeny Action where the alleged injured smoker at issue is deceased, the Participating Plaintiff shall be the legally and duly appointed personal representative of the respective decedent, decedent’s estate and survivors with authority to execute or effectuate the Release on behalf of the Releasors and authorize the filing of the Dropping Notices, Dismissal Notices and/or Joint Motions of Dismissal.

IV.	SETTLEMENT PROCEEDS

A.
The payment of Settlement Proceeds (defined below) pursuant to this Agreement is the sole responsibility of Liggett. The Participating Plaintiffs and the Non-Responsive Plaintiffs shall look solely to Liggett for any payment obligations under this Agreement.

B.	In consideration and in exchange for the terms and conditions set forth herein, Liggett agrees to pay $43,000,000 (the “Settlement Proceeds”) as set forth below:

1.
Plaintiffs’ Coordinating Counsel, or a person designated in writing by it, shall, as a precondition to payment of the Settlement Proceeds, have established a Qualified Settlement Fund pursuant to Treasury Regulation 1.468B-1 (also see Section XI(K)) and other applicable law (the “Settlement Fund”) to manage and distribute the Settlement Proceeds in accordance with this Agreement. Plaintiffs’ Coordinating Counsel, or the person designated by it, shall have sole access to, and control of, the Settlement Fund.

2.
Failure by The Wilner Firm to deliver fully executed Releases and Dropping Notices, Dismissal Notices or Joint Motions of Dismissal as set forth in Section III shall be a material breach of this Agreement. If The Wilner Firm does not deliver each and every one of the Releases and Dropping Notices, Dismissal Notices or Joint Motions of Dismissal pursuant to Section III, then, unless Settling Defendants waive the breach, Settling Defendants, in their sole discretion, have the right to terminate and cancel this Agreement in its entirety and Settling Defendants shall have no obligation to pay any Settlement Proceeds, to fund the Settlement Fund, to make any further payment or payments, or to perform any other term or condition of this Agreement, and the Agreement shall be null and void in all respects and Liggett shall be entitled to recover from the Settlement Fund any Settlement Proceeds that it has already paid.

If Settling Defendants have not terminated this Agreement, then Liggett shall tender the Settlement Proceeds to the Settlement Fund as follows:

a.	Liggett shall make fifteen (15) annual payments to the Settlement Fund for the benefit of the Participating Plaintiffs and the Non-

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Responsive Plaintiffs (the “Annual Payments”) on the following schedule in the amounts prescribed below (subject to further adjustments and deductions set forth in the Agreement):

i.	Not more than ninety (90) days after the Effective Date, Liggett shall make the first Annual Payment in the amount of $2,867,000 to the Settlement Fund.

ii.
For each of the second through seventh years after the Effective Date, Liggett shall, no later than the anniversary of the first Annual Payment, make an Annual Payment of $2,867,000 to the Settlement Fund.

iii.
For each of the eighth through fifteenth years after the Effective Date, Liggett shall, no later than the anniversary of the first Payment Date, make an Annual Payment in the same amount as the Annual Payment paid in the immediately previous year; however, the amount of the Annual Payment in each of these years will be adjusted upwards for inflation from the prior calendar year by the lesser of either (a) 3%, or (b) the CPI%.

iv.
During the fifteen (15) year payout period of the Annual Payments, should Liggett be involved in a business transaction where all or substantially all of Liggett’s assets or stock are sold to a non-affiliated entity, or where there is a merger, acquisition or other business transaction with a non-affiliate pursuant to which Liggett is more than 50% owned by such non-affiliate, then the remaining Annual Payments due at the time of the transaction will be accelerated and made payable by Liggett (or by a person or entity designated by Liggett), to the Settlement Fund within ninety (90) days of the closing of such transaction, and discounted by an interest rate equal to 3% plus the yield of a United States Treasury security with a maturity equal to the remaining number of years for which Annual Payments are to be made at the time of the transaction. In such circumstances, the inflation adjustment set forth in Section IV(B)(2)(a)(iii) shall not be applied to any remaining Annual Payments that are subject to the acceleration.

C.
Any and all deadlines or other time periods set forth in this Agreement may be extended by agreement between Settling Defendants and The Wilner Firm. If the deadlines are extended in the Non-Wilner Plaintiffs’ Settlement Agreement (defined below), then the deadlines set forth herein shall automatically be extended consistent with the extension in the Non-Wilner Plaintiffs’ Settlement Agreement.

D.
The Wilner Firm shall have sole responsibility for allocating the Settlement Proceeds to and among the Participating Plaintiffs in accordance with the Settlement Fund Matrix, and subject to any adjustments or reductions that may be necessary to satisfy

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Medical Expense Liens or other appropriate liens, fees, costs and expenses, including those set forth in Section VI of this Agreement. Settling Defendants shall not be responsible for, or participate in, any allocation of the Settlement Proceeds from the Settlement Fund.

E.
On May 1, 2014, Liggett shall make a one-time payment to the Settlement Fund in the amount of the Tier Zero Lump Sum, which Liggett shall deduct from the Annual Payment due in the second year pursuant to Section IV(B)(2)(a)(ii).

F.	The Annual Payments, as adjusted in accordance with this Agreement, constitute the total amount of the Settlement Proceeds to be paid by the Settling Defendants.

G.
Each Party agrees that the Settlement Proceeds are reasonable and adequate consideration for the settlement and this Agreement. In no circumstances shall the reasonableness or adequacy of the Settlement Proceeds be challenged by any Party to this Agreement.

H.
Each Participating Plaintiff is solely responsible for payment of their respective attorneys’ fees, costs, expenses and any applicable taxes relating in any way to the Engle Progeny Actions or this Agreement. Participating Plaintiffs shall be solely responsible for all fees, costs and expenses not otherwise expressly designated herein as obligations of the Settling Defendants.

I.
If the Florida Supreme Court, the Court of Appeals for the Eleventh Circuit or the United States Supreme Court should hold that the Engle Phase I Findings established by the Florida Supreme Court in Engle v. Liggett Group, Inc., et al., 945 So.2d 1246 (Fla. 2006): (1) constitute a violation of due process rights; or (2) cannot for any reason be used to establish either a fact or element concerning one or more claims asserted in the Engle Progeny Actions, Settling Defendants have the exclusive right to terminate this Agreement. If Settling Defendants terminate this Agreement pursuant to this section, Settling Defendants shall not be obligated to make any further payment of the Settlement Proceeds; the Releases will be rendered null and void and returned to The Wilner Firm; and any monies paid to a Participating Plaintiff or Non-Responsive Plaintiff pursuant to this Agreement prior to the termination of the Agreement shall be treated as a set-off against any damages that may be ultimately awarded to that person against Settling Defendants in any action.

V.	PAYMENT TO THE PLAINTIFFS’ COORDINATING COUNSEL
Plaintiffs’ Coordinating Counsel shall receive five (5%) percent of the Settlement Proceeds for the services rendered as Plaintiffs’ Coordinating Counsel (the “5% Grossman Fee”). The 5% Grossman Fee shall be deducted and withheld by Liggett from each Annual Payment made by Liggett to the Settlement Fund. The 5% Grossman Fee shall be allocated to that portion of the Settlement Proceeds charged by The Wilner Firm as attorneys’ fees to their respective Participating Plaintiff clients, and is not to be deducted from, and shall not reduce, the Participating Plaintiffs’ allocation or share of the Settlement Proceeds pursuant to the Settlement Fund Matrix. Neither of the Settling Defendants shall have any obligation to make or guarantee

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the 5% Grossman Fee or any such additional or further compensation or payments to The Wilner Firm or any other person.

VI.	DISCHARGE OF LIENS, ASSIGNMENT RIGHTS AND OTHER THIRD-PARTY PAYOR CLAIMS

A.
The Parties agree that any and all liens, subrogation rights and/or claims arising from medical expenses for Participating Plaintiffs and/or Non-Responsive Plaintiffs incurred as a result of the use of, exposure to, and/or manufacturing, sale and marketing of, Settling Defendants’ cigarettes and/or tobacco products, the claims against Settling Defendants alleged in the Engle Progeny Actions or otherwise relating to the injuries and damages alleged against Settling Defendants in the Engle Progeny Actions, including, but not limited to, liens, subrogation rights or other claims by any financial institutions, medical providers, doctors, hospitals, chiropractors, employers, health insurers, Blue Cross-Blue Shield, HMO, Medicare (Parts A and B) (“Medicare”), Medicaid, other insurers, or any other third parties, and/or their agents, representatives successors, affiliates or subrogees, including, without limitation, the United States or any agency of any state or local government (hereafter, the “Medical Expense Liens”) will be satisfied.

B.
Plaintiffs’ Coordinating Counsel, The Wilner Firm, The Garretson Resolution Group, Inc., (“Garretson”) and/or their successor designee (if any), are responsible for establishing a process by which any and all of the Medical Expense Liens are satisfied by those persons who have such obligations and performing the tasks and functions necessary to comply with this Section VI of the Agreement in connection with reimbursement claims that may be asserted by federal Medicare; Medicaid liens and certain other governmental health care programs with statutory reimbursement or subrogation rights, limited to TRICARE, VA, and Indian Health Services benefits (hereinafter “Governmental Authority Third Party Payer/Providers”); and any reimbursement interests being asserted by private insurance carriers or self-funded employer welfare plans (hereinafter “Private Third Party Payer/Providers”). Each Participating Plaintiff will be required to cooperate with the procedures and protocols established by Plaintiffs’ Coordinating Counsel, The Wilner Firm or their designee for the identification and resolution of any such liens and/or reimbursement claims.

C.	Plaintiffs’ Coordinating Counsel, The Wilner Firm, Garretson and/or their successor designee, are together solely responsible for obtaining the satisfaction of any and all Medical Expense Liens.

D.
The duties of Plaintiffs’ Coordinating Counsel, The Wilner Firm, Garretson and/or their designee pursuant to this section shall include, not only ensuring compliance with all relevant provisions of the Medicare Secondary Payer Act (42 U.S.C. §1395y) concerning Medicare repayment claims, but also ensuring compliance under Section 111 of the Medicare, Medicaid and SCHIP Extension Act of 2007 (42 U.S.C. §1395y(b)(8)) (the “MMSEA”), which poses certain reporting requirements for certain entities involved in settling personal injury claims involving a Medicare beneficiary.

E.	Plaintiffs’ Coordinating Counsel, The Wilner Firm or their designee shall resolve all conditional payment reimbursement rights that have been or may be asserted by

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Medicare within the meaning of the Medicare Secondary Payer statute (42 U.S.C. §1395y) and all payments made by state Medicaid agencies, as appropriate, and any other federal reimbursement right that is being asserted under any of TRICARE, VA or Indian Health Services based upon the provision of medical care or treatment provided to a person connected or alleged to be connected with claims settled pursuant to this Settlement Agreement; provided however, that nothing herein is intended to create a right of reimbursement where none would otherwise exist under applicable state or federal tort recovery statutes.

F.
Each of the Participating Plaintiffs agree and covenant to release, and to indemnify and hold harmless the Released Parties, from and against any and all of their respective Medical Expense Liens which may arise or have heretofore arisen in favor of any financial institutions, medical providers, doctors, hospitals, chiropractors, employers, health insurers, Blue Cross-Blue Shield, HMO, Medicare, Medicaid, other insurers, or any other third parties, including the United States or any agency of any state or local government, by operation of law or equity. In the event that either Settling Defendant is obligated to pay with respect to, or in connection with, any Medical Expense Lien, Liggett may reduce the amount of the Settlement Proceeds to offset such payment(s).

G.
Settling Defendants shall be entitled to proof of satisfaction and discharge of any and all Medical Expense Lien or Liens in relation to any Participating Plaintiff or Non-Responsive Plaintiff. On or before ninety (90) days after the Effective Date, Plaintiffs’ Coordinating Counsel, The Wilner Firm or their designee shall provide Settling Defendants with written confirmation that is reasonably satisfactory to the Settling Defendants (the “Lien Confirmation”) that any and all Medical Expense Liens have been fully satisfied or that holdback amounts are in place to satisfy any and all Medical Expense Liens. Settling Defendants shall not be obligated to pay, tender or release any of the Settlement Proceeds, or make any payment or payments pursuant to this Agreement, until Plaintiffs’ Coordinating Counsel, The Wilner Firm or their designee provides the Lien Confirmation to Settling Defendants which is reasonably satisfactory to the Settling Defendants in all respects.

VII.	ALLOCATION OF SETTLEMENT PROCEEDS/THIRD-PARTY CLAIMS

A.
The Wilner Firm represents that it has complied, and will comply, with any requirement: (1) to disclose to the Participating Plaintiffs: the existence and nature of the terms and conditions of this Agreement; the participation of each person in the Agreement; the claims asserted by the Participating Plaintiffs; and the allocation, and basis therefore, of Settlement Proceeds, including, without limitation, the disclosure of the allocation of the Settlement Proceeds and the basis therefore; and (2) to obtain informed written consent from their clients regarding this Agreement, in accordance with Rule 1.8 of the ABA Model Rules of Professional Conduct, Florida Rule of Professional Conduct 4-1.8, or other applicable law or rule of professional conduct.

B.	The Wilner Firm and Participating Plaintiffs covenant and agree that they will have no claim or recourse against Settling Defendants for any disputes or claims regarding

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the allocation of the Settlement Fund, the Settlement Fund Matrix or the claims administration process in any way.

C.
The Parties covenant and agree that this Agreement and the Settlement Proceeds herein are reasonable and constitute a good faith settlement sufficient to bar, preclude and cut off any and all contribution or other claims, cross-claims and third-party claims by any Non-Settling Defendant concerning the Engle Progeny Actions.

VIII.	CONFIDENTIALITY

A.
Once executed, this Agreement and the Exhibits and attachments hereto shall not be confidential and, subject to the terms of this section, may be disclosed without limitation by any Party. However, the Parties agree that to the extent any personal records or other personal information of a Participating Plaintiff, such as medical records, Social Security numbers and/or HICNs (“Confidential Information”) are provided to a Party pursuant to this Agreement, such Confidential Information shall remain confidential. In addition, information regarding the amount of any payments made to specific Participating Plaintiffs under this Agreement (the “Award Information”) shall be kept confidential by the Parties and shall not be disclosed except (1) to appropriate persons to the extent necessary to process a Participating Plaintiffs’ Settlement Fund allocation; (2) as otherwise expressly provided in this Agreement; (3) as may be required by law or court order; or (4) as may be reasonably necessary in order to enforce, or exercise Participating Plaintiffs and/or Settling Defendants’ rights under or with respect to this Agreement.

B.
Any Party that may be required to disclose Confidential Information or Award Information pursuant to the previous paragraph shall take reasonable steps to adequately protect the confidential nature of the Confidential Information and Award Information, including, but not limited to, those steps required pursuant to applicable federal, state or local law or regulation. All Participating Plaintiffs shall be deemed to have consented to the disclosure of Confidential Information and Award Information, as well as all other records and information, for these purposes. Notwithstanding anything to the contrary contained herein, a Participating Plaintiff may disclose Award Information to immediate family members, counsel, accountants and/or financial advisors of such Participating Plaintiff, if any (each of whom shall be instructed to maintain and honor the confidentiality of such information).

IX.	GOVERNING LAW AND VENUE IN CASE OF DISPUTES
This Agreement and all disputes arising hereunder or related hereto shall be governed by, construed and interpreted in accordance with the internal laws of the State of Florida applicable to instruments made, delivered and performed entirely in such state, without regard to that state’s conflict of law rules. The Parties further agree that any litigation related to this Agreement must be brought in the United States District Court for the Middle District of Florida (the “Court”). The Parties do not consent to any jurisdiction of the court, to approve, supervise, amend, alter, and/or modify the terms of this Agreement.

X.	MERGER CLAUSE

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This Agreement, including all Exhibits and attachments hereto and all Releases, Dropping or Dismissal Notices or other documents that, under the terms of this Agreement, merge into this Agreement, embodies the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements and understandings (whether written or oral) among the Parties with respect to such subject matter. No representations, warranties or inducements have been made to, or relied upon by, any Party other than the representations, warranties and covenants expressly set forth in this Agreement.

XI.	MISCELLANEOUS PROVISIONS

A.	Remedies for Breach of the Agreement

1.
The Parties reserve all rights and remedies with respect to enforcement of the terms and conditions of this Agreement as set forth and defined herein. Unless this Agreement is terminated by the Settling Defendants pursuant to Section IV(B)(2), any breach of the terms and conditions of this Agreement (including, without limitation, any breach of a representation, warranty, release or covenant herein) may and can result, among other things, in a claim for money damages in favor of the non-breaching Party, and the prevailing party to such a claim or action shall be entitled to an award of their reasonable attorneys’ fees, costs and interest.

2.
In the event that Liggett defaults in the payment of Settlement Proceeds due under this Agreement, as their sole and exclusive remedy, the Participating Plaintiffs shall be entitled to aggregate their claims for such payment(s) and have a judgment entered based on the remaining unpaid Settlement Proceeds. In such circumstances, any unpaid Settlement Proceeds: (a) shall be accelerated without discount; (b) shall be subject to the imposition of post-judgment interest at the default rate pursuant to Florida Statute Section 687.02 at the time of entry of the judgment; and (c) Participating Plaintiffs enforcing such a judgment shall be entitled to collect reasonable attorneys’ fees from Liggett for any proceedings required to enforce the judgment.

B.	Waiver of Inconsistent Provisions of Law
To the fullest extent permitted by applicable law, each Party, and each Participating Plaintiff, waives any provision of law (including the common law), which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

C.	Severability
Should any provision of this Agreement be held invalid, illegal or unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this Agreement; and, upon any such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law.

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D.	Arm’s Length Negotiation
This Agreement, and all incorporated documents, exhibits and attachments hereto, are the product of arm’s length negotiations between and among the Parties.
The Settling Defendants, the Participating Plaintiffs and Non-Responsive Plaintiffs were each represented by counsel of their choice and this Agreement was negotiated by such counsel. Each Party has reviewed this Agreement and has participated in its drafting. Accordingly, in the event of any dispute relating to the terms of this Agreement, all parts of this Agreement shall be construed as a whole according to its meaning and not strictly for or against any Party; and no Party shall attempt to invoke the rule of construction to the effect that ambiguities are to be resolved against the drafting Party in any interpretation of this Agreement.

E.	No Assignment of Claims
Participating Plaintiffs represent and warrant that, unless otherwise disclosed to the Settling Defendants in writing prior to the Effective Date, they have not assigned or otherwise transferred any of the Released Claims. To the extent that any Participating Plaintiff has assigned or otherwise transferred any of the Released Claims, all assignees must consent in writing to the Participating Plaintiff’s decision to participate in this Agreement in order for the Participating Plaintiff to participate in this Agreement.

F.	No Effect on Parties’ Rights Against Non-Parties
Except as otherwise provided in this Agreement, nothing in this Agreement shall affect any rights or claims any Party has or may later have against a non-party to this Agreement. The Parties acknowledge that Participating Plaintiffs and Non-Responsive Plaintiffs may have asserted claims in the Engle Progeny Actions against the Non-Settling Defendants. Nothing in this Agreement is meant to affect or alter Plaintiffs’ claims in any way with respect to the Non-Settling Defendants.

G.	No Admissions
No Party is admitting liability or conceding any position or fact, including causation of injury or lack thereof, in this Agreement. Furthermore, no statement, decision or determination by Participating Plaintiffs, Non-Responsive Plaintiffs, or The Wilner Firm as to allocation of the Settlement Amount shall be accorded collateral estoppel effect in any Engle Progeny Action or in any other pending or future litigation.

H.	Admissibility of this Agreement
This Agreement shall not be admissible in any Engle Progeny Action or any other action, court or proceeding with respect to either Settling Defendant; provided, however, that this Agreement shall be admissible for any purpose in any action brought by any Party to enforce this Agreement. Consistent with this understanding, no Party or counsel to any Party to this Agreement shall seek to introduce or offer the terms of this Agreement, any statement, transaction or proceeding in connection

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with the negotiation, execution or implementation of this Agreement, or any statements in the documents delivered in connection with this Agreement, in any judicial proceeding, except as rendered admissible under this section.

I.	Non-Wilner Plaintiffs’ Settlement Agreement Contingency and Tolling of the Effective Date
This Agreement, including any payments required by Settling Defendants hereunder, is conditioned and contingent upon the execution by Settling Defendants of a separate written agreement between Settling Defendants and the Non-Wilner Plaintiffs, their respective counsel and Plaintiffs’ Coordinating Counsel, to settle, release, and drop and/or dismiss with prejudice each and every one of the claims that are, or could have been brought, by the Non-Wilner Plaintiffs in each and every one of their respective Engle Progeny Actions as against the Settling Defendants (the “Non-Wilner Plaintiffs’ Settlement Agreement”). Settling Defendants hereto have the sole and exclusive discretion to determine whether an adequate Non-Wilner Plaintiffs’ Settlement Agreement has been executed pursuant to this section. Settling Defendants shall have the exclusive right, upon written notice to The Wilner Firm, to waive the contingency set forth in this section and any of the conditions thereto. The Effective Date of this Agreement shall be tolled until such date as the Non-Wilner Plaintiffs’ Settlement Agreement is fully executed and Liggett has commenced making payment of the Settlement Proceeds thereunder, or Settling Defendants have exercised their exclusive right to waive this contingency or the conditions of this section.

J.	Contingencies
Except for the contingency described in Section XI(I), and the terms and conditions set forth specifically in this Agreement (including, without limitation, (1) the conditions precedent to payment of any part of the Settlement Proceeds as set forth in Sections III and IV of this Agreement, and (2) the conditions regarding Liens and release of any part of the Settlement Fund as set forth in Section VI of this Agreement), each Party represents and warrants that there are no other pending conditions, agreements, transactions or negotiations that would render this Agreement or any part thereof void, voidable or unenforceable.

K.	Qualified Settlement Fund
Plaintiffs’ Coordinating Counsel, The Wilner Firm and the Settling Defendants agree that the Settlement Fund will be structured and characterized for income tax purposes, pursuant to federal, state and applicable law and regulation, as a “qualified settlement fund” within the meaning of Treasury Regulation Section 1.468B-1, and the Parties agree to negotiate in good faith to make any changes to this Agreement, or provide any further documentation or information, which may be necessary for the Settlement Fund to be treated as a qualified settlement fund subject to Court approval. Plaintiffs’ Coordinating Counsel, The Wilner Firm, or their duly appointed designee, shall be appointed to act as the administrator of the Settlement Fund pursuant to Section IV(B)(1) and the administrator of the Settlement Fund shall, among other things, undertake the following actions in accordance with Internal Revenue Code 468B and

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the regulations thereto: (a) apply for the tax identification number required for the Settlement Fund; (b) file, or cause to be filed, all tax returns that the Settlement Fund is required to file pursuant to federal, state and applicable law and regulation; (c) pay from the Settlement Fund all taxes that are imposed upon or payable by the Settlement Fund pursuant to federal, state or applicable law and regulation; and (d) file, or cause to be filed, tax elections available to the Settlement Fund. The Settling Defendants, as transferors of the Settlement Proceeds to the Settlement Fund, shall prepare and file the information statements concerning the Settlement Proceeds paid to the Settlement Fund, to be provided to the Internal Revenue Service pursuant to the regulations under Internal Revenue Code Section 468B. The Parties shall timely provide such materials and relevant information to the extent reasonably requested in connection with any tax filing or the payment of any taxes or any private letter ruling regarding the tax status of the Settlement Fund or as otherwise required to comply with tax or legal obligations.

L.	Headings are for Convenience Only
Section and paragraph headings in this Agreement are for convenience only and shall not affect the meaning of any aspect of this Agreement.

M.	Application of Deadlines
All deadlines and other time periods in this Agreement, including those set forth in any of the exhibits or other attachments hereto, are measured in calendar days; but if any deadline or the expiration of any other time period falls on a non-business day, such deadline or other time period is extended by virtue of this section until the next business day. For purposes of this Agreement, business days are all days, other than Saturday, Sunday, or any day on which commercial banks in the City of Miami, Florida are required or authorized by law to be closed.

N.	Notice
All notices required by this Agreement as between and among the Parties shall be sent only in the following manner:

1.	Overnight delivery; or

2.	Hand delivery.
Notice by overnight delivery will be deemed received on the first business day after mailing or deposit with the overnight courier service; and notice by hand delivery will be deemed received on the day it is sent.
A copy of each such notice also shall be sent to the recipient by e-mail or facsimile. All notices required by this Agreement shall be sent to the following:
On behalf of Settling Defendants:
Aaron H. Marks, Esq.
Kasowitz, Benson, Torres & Friedman LLP

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1633 Broadway
New York, NY 10019
Phone: (212) 506-1721
Facsimile: (212) 506-1800
E-mail: amarks@kasowitz.com

On Behalf of The Wilner Firm:

Norwood S. Wilner, Esq. and/or The Wilner Firm, P.A.,
444 E. Duval Street
Jacksonville, FL 32202
Phone: (904) 446-9817
Facsimile: (904) 446-9825
E-mail: nwilner@wilnerfirm.com

On Behalf of Plaintiffs’ Coordinating Counsel:

Neal A. Roth, Esq.
Grossman Roth, P.A.
Suite 1150, 2525 Ponce de Leon Blvd.,
Coral Gables, Florida    33134
Phone: (305) 442-8666
Facsimile: (305) 285-1668
E-Mail: nar@grossmanroth.com

O.	Manner of Execution of This Agreement
This Agreement may be executed in counterpart originals with the same force and effect as if fully and simultaneously executed as a single document. Facsimile, PDF or e-mailed signatures shall have the same force and effect as original signatures.

P.	Amendments
This Agreement may not be amended or modified, except in writing signed by Settling Defendants and The Wilner Firm.

Q.	Non-Waiver
Except where a specific period for action or inaction is provided herein, no waiver of a right, power or privilege provided by this Agreement shall be implied or inferred from any Party’s delay, failure to exercise, incomplete exercise or partial waiver of such right, power or privilege.

R.	Survival
The representations, warranties and covenants set forth in this Agreement shall survive after the Effective Date.

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S.	Cooperation
Plaintiffs’ Coordinating Counsel and The Wilner Firm shall use their continuing best efforts to effectuate all of the terms and conditions of this Agreement, including, without limitation, the execution, delivery and filing of all Releases, Dropping and Dismissal Notices and Joint Motions of Dismissal, and the provision of any other documentation or information reasonably requested by the Settling Defendants to effectuate the terms of this Agreement.

THE UNDERSIGNED HAVE READ THE FOREGOING ENGLE PROGENY LITIGATION SETTLEMENT AGREEMENT AND ALL EXHIBITS THERETO AND FULLY UNDERSTAND IT.
WHEREFORE, the parties hereto set their hands and seal this 22nd day of October, 2013.

/S/ Neal A. Roth
Plaintiffs’ Coordinating Counsel
By:    Neal A. Roth, Esq.
Florida Bar No. 220876
Grossman Roth, P.A.
2525 Ponce de Leon Blvd., Suite 1150
Coral Gables, Florida 33134

/S/ Norwood S. Wilner
The Wilner Firm, P.A.,
By:     Norwood S. Wilner, Esq.
Florida Bar No. 222194
444 E. Duval Street
Jacksonville, FL 32202

Liggett Group LLC By: /S/ Ronald J. Bernstein Name: Ronald J. Bernstein Title: President and Chief Executive Officer

Vector Group Ltd.
By:    /S/ Marc N. Bell
Name:     Marc N. Bell
Title:     Vice President and General Counsel

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